July 2011 Pricing Sheet dated July 25, 2011 relating to Preliminary Pricing Supplement No. 869 dated July 1, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return
PRICING TERMS – JULY 25, 2011
Issuer:	Morgan Stanley
Index:	Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return
Please read “Description of Securities––The Index” in the accompanying preliminary pricing supplement for information on the index.
Aggregate principal amount:	$1,215,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	July 25, 2011
Original issue date:	July 28, 2011 (3 business days after the pricing date)
Maturity date:	July 30, 2013
Interest:	None
Payment at maturity:	stated principal amount x [1 + (index performance – adjustment factor)]
Index performance:	(final index value – initial index value) / initial index value Index performance will be negative if the value of the index declines over the term of the securities.
Adjustment factor:	0.59% x N/365 where, N = the number of days from and including the pricing date to and including the valuation date The adjustment factor will reduce the amount payable to you at maturity.
Initial index value:	977.5739, which is the value of the index on the pricing date, as published by the index publisher
Final index value:	The value of the index on the valuation date, as published by the index publisher
Valuation date:	July 25, 2013, subject to adjustment for non-index business days and certain market disruption events
Minimum payment at maturity:	None
Maximum payment at maturity:	None
CUSIP:	617482VK7
ISIN:	US617482VK74
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$1,000	$22.50	$977.50
Total	$1,215,000	$27,337.50	$1,187,662.50
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $22.50 for each security they sell.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“S&P GSCITM” is a trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 869 dated July 1, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.